EXHIBIT 99.1

Contact:

For Indevus:

Michael W. Rogers Exec. VP and Chief Financial Officer (781) 402-3405	Brooke D. Wagner VP, Corporate Communications (781) 402-3410

INDEVUS AND VALERA ANNOUNCE COMPLETION OF MERGER

Lexington, Mass. and Cranbury, N.J., April 17, 2007 — Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) and Valera Pharmaceuticals, Inc. (NASDAQ: VLRX) announced today the completion of their previously announced merger, which will be effective at 12:01 a.m., April 18, 2007. Effective today, trading in Valera common stock has been discontinued.

The merger, which was announced on December 12, 2006, was approved by the stockholders of both companies at meetings held on April 17, 2007. In addition, Indevus stockholders approved each of the other proposals presented at its meeting.

“We are very pleased with the strategic acquisition of Valera and believe this transaction will be a strong driver of growth for us in the coming years,” said Glenn L. Cooper, M.D., chairman and chief executive officer of Indevus. “The completion of the merger firmly establishes Indevus as an emerging leader in the specialty areas of urology and endocrinology and fully leverages our national sales force. We are very excited about our expanded product portfolio and anticipate five new product launches within two years, including three products from Valera.”

“This is an exciting day for Valera,” said David S. Tierney, M.D., chief executive officer of Valera. “Becoming part of Indevus creates considerable opportunities for our shareholders, our customers and our employees.”

Under the terms of the merger agreement, each holder of Valera’s common stock issued and outstanding immediately prior to the effective time, other than dissenting shares, will receive 1.1337 shares of Indevus common stock for each share of Valera common stock. In addition, these Valera stockholders will receive three contingent stock rights for each of their shares of Valera common stock. The contingent stock rights will become convertible into $1.00, $1.00 and $1.50, respectively, worth of Indevus common stock upon the achievement of particular milestones with respect to three Valera product candidates in development — Supprelin-LA, ureteral stent and VP003 (Octreotide implant).

Indevus also announced that James C. Gale, formerly chairman of the board of directors of Valera, has been elected as a member of the board of directors of Indevus. Mr. Gale, who served as a Valera director since 2001, is a managing director of SMH Capital Inc., a national investment management and investment banking company, and serves as chief investment officer of the Corporate Opportunities Funds and Life Sciences Opportunities Fund, affiliates of SMH Capital.

About Indevus

Indevus is a specialty pharmaceutical company engaged in the acquisition, development and commercialization of products to treat conditions in urology and endocrinology. The Company’s marketed products include SANCTURA® for overactive bladder, which it co-promotes with its partner Esprit Pharma, Inc. and DELATESTRYL® to treat male hypogonadism. The compounds in development include SANCTURA XR™, the once-daily formulation of SANCTURA, NEBIDO® for male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually-transmitted pathogens, pagoclone for stuttering, and aminocandin for serious fungal infections, for which the Company recently licensed worldwide rights to Novexel S.A.

About Valera

Valera Pharmaceuticals is a specialty pharmaceutical company focused on developing, acquiring, and commercializing products to treat urology and endocrinology diseases and disorders. Utilizing its innovative Hydron technology, Valera is developing soft, compact and flexible hydrogel-based implants which can be designed to release therapeutic agents at a controlled rate for up to twelve months. VANTAS®, a patent protected once-per-year implant currently marketed by Valera for the palliative treatment of advanced prostate cancer, employs this drug delivery technology. Additional information about Valera Pharmaceuticals is available at: http:// www.valerapharma.com.

Forward-Looking Statements

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA®, SANCTURA XR™ and NEBIDO®; the early state of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA XR and NEBIDO; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR and the manufacture of NEBIDO; dependence on third parties for manufacturing, marketing, and clinical trials; competition; need for additional funds and corporate partners, including for the development of our products; failure to acquire and develop additional product candidates; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; the risk that the Indevus and Valera businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the merger may not be fully realized or may take longer to realize than expected; market acceptance for the merger and approved products; risks of regulatory review and clinical trials; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues; reliance on intellectual property and having limited patents and proprietary rights; dependence on market exclusivity, valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; general worldwide economic conditions and related uncertainties; the effect of changes in governmental regulations and other risks. Indevus undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.